Exhibit 10.6
Form for Non-Employee Directors
CASELLA WASTE SYSTEMS, INC.
Amended and Restated 2016 Incentive Plan
Restricted Stock Agreement

Name of Recipient:
Number of shares of restricted Class A common stock awarded:
Grant Date:
Casella Waste Systems, Inc. (the “Company”) has selected you to receive the restricted stock award described above, which is subject to the provisions of the Company’s Amended and Restated 2016 Incentive Plan (the “Plan”), and the terms and conditions contained in this Restricted Stock Agreement (the “Agreement”). Please confirm your acceptance of this restricted stock award and of the terms and conditions of this Agreement by signing a copy of this Agreement where indicated below.
By accepting this Award, you hereby (i) acknowledge that a copy of the Plan and a copy of the Plan prospectus have been delivered to you and additional copies thereof are available upon request from the Company’s Human Resources Department, (ii) acknowledge receipt of a copy of this Agreement and accept the Award subject to all the terms and conditions of the Plan and the Agreement; (iii) represent that you have read and understand the Plan, the Plan prospectus and the Agreement, and (iv) acknowledge that there are tax consequences related to the Award and that you should consult a tax advisor to determine your actual tax consequences.
Electronic acceptance of this Award pursuant to the Company’s instructions to you (including through an online acceptance process managed by the Company’s agent) is acceptable.

Casella Waste Systems, Inc. By:___________________________ John W. Casella Chief Executive Officer

Accepted and Agreed:

__________________________
[Name of Recipient]

CASELLA WASTE SYSTEMS, INC.
Restricted Stock Agreement
Amended and Restated 2016 Incentive Plan
The terms and conditions of the award of shares of restricted Class A common stock of the Company (the “Restricted Shares”) made to the Recipient, as set forth on the cover page of this Agreement, are as follows:
1.Issuance of Restricted Shares.
(a)The Restricted Shares are issued to the Recipient, effective as of the Grant Date (as set forth on the cover page of this Agreement), in consideration of service as a director of the Company.
(b)The Restricted Shares will initially be issued by the Company in book entry form only, in the name of the Recipient. Following the vesting of any Restricted Shares pursuant to Section 2 below, the Company shall, if requested by the Recipient, issue and deliver to the Recipient a certificate representing the vested Restricted Shares. The Recipient agrees that the Restricted Shares shall be subject to the forfeiture provisions set forth in Section 4 of this Agreement and the restrictions on transfer set forth in Section 5 of this Agreement.
2.Vesting Schedule. Unless otherwise provided in this Agreement or the Plan, the Restricted Shares shall vest in accordance with the following vesting schedule: one-third of the total number of Restricted Shares shall vest on the first anniversary of the Grant Date and an additional one-third of the total number of Restricted Shares shall vest on each of the second and third anniversaries of the Grant Date. Any fractional number of Restricted Shares resulting from the application of the foregoing percentages shall be rounded down to the nearest whole number of Restricted Shares.
3.Change in Control Event. Notwithstanding the foregoing vesting schedule, all unvested Restricted Shares shall vest immediately prior to a Change in Control Event (as defined in the Plan).
4.Forfeiture of Unvested Restricted Shares Upon Termination of Relationship with Company.
(a)Except as provided in Section 4(b) below, in the event that the Recipient ceases to be an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company (an “Eligible Participant”) for any reason or no reason, with or without cause, all of the Restricted Shares that are unvested as of the time Recipient ceases to be an Eligible Participant shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Recipient, effective as of such cessation. The Recipient shall have no further rights with respect to any Restricted Shares that are so forfeited.

(b)Notwithstanding the foregoing, if the Recipient ceases to be an Eligible Participant as a result of the Recipient’s death or Disability (as defined below), all unvested Restricted Shares shall vest in full immediately upon such cessation. For purposes of this Section, “Disability” with respect to the Recipient occurs, when and if, as a result of disease, injury or mental disorder, the Recipient is incapable of engaging in regular service with the Company, which incapacity has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Company.
5.Restrictions on Transfer.
The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Shares, or any interest therein, until such Restricted Shares have vested, except that the Recipient may transfer such Restricted Shares: (a) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Compensation Committee (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Recipient and/or Approved Relatives, provided that such Restricted Shares shall remain subject to this Agreement (including without limitation the forfeiture provisions set forth in Section 4 and the restrictions on transfer set forth in this Section 5) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (b) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation). The Company shall not be required (i) to transfer on its books any of the Restricted Shares which have been transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement.
6.Restrictive Legends.
The book entry account reflecting the issuance of the Restricted Shares in the name of the Recipient shall bear a legend or other notation upon substantially the following terms:
“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”
7.Rights as a Shareholder.
Except as otherwise provided in this Agreement, for so long as the Recipient is the registered owner of the Restricted Shares, the Recipient shall have all rights as a shareholder with respect to the Restricted Shares, whether vested or unvested, including, without limitation, any rights to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of shareholders; provided, however, that the Recipient’s rights to receive dividends shall be governed by Section 7(c)(1) of the Plan and any dividends declared and paid by the Company with respect to the Restricted Shares shall be paid to the Recipient only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares.
8.Provisions of the Plan.
This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Recipient with this Agreement.
9.Tax Matters; Acknowledgments; Section 83(b) Election. The Recipient acknowledges that he or she is responsible for obtaining the advice of the Recipient’s own tax advisors with respect to the acquisition of the Restricted Shares and the Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Shares. The Recipient understands that, regardless of any action taken by the Company, the ultimate liability for all federal, state, local or other taxes of any kind related to the Recipient’s participation in the Plan and legally applicable to the Recipient, including the Recipient’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Shares, is and remains the Recipient’s responsibility. The Recipient acknowledges that he or she has been informed of the availability of making an election under Section 83(b) of the Code with respect to the issuance of the Restricted Shares and that the Recipient has decided not to file a Section 83(b) election.
10.Miscellaneous.
(a)Governing Law/Choice of Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties, evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Vermont and agree that such litigation shall be conducted only in the courts of Rutland County, Vermont, or the federal courts for the United States for the District of Vermont, and no other courts, where this Award is made and/or to be performed.
(b)Recipient’s Acknowledgments. The Recipient acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and the Plan.
(c)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Shares awarded under and participation in the Plan or future Restricted Shares that may be awarded under the Plan by electronic means or to request the Recipient’s consent to participate in the Plan by electronic means. The Recipient hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.